Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2020 SECOND QUARTER RESULTS

New York, New York, August 10, 2020: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the second quarter ended June 30, 2020. The average dollar/euro exchange rate for the current second quarter was 1.10 compared to 1.12 in the second quarter of 2019.

Second Quarter 2020 Compared to Second Quarter 2019:

●	Net sales were $49.5 million, down 70.2% compared to $166.2 million, at comparable foreign currency exchange rates, net sales declined 69.8%;
●	Net sales by European based operations declined 68.6% to $39.4 million from $125.6 million;
●	Net sales by U.S. based operations declined 75.2% to $10.1 million from $40.6 million;
●	Gross margin was 54.2% compared to 64.4%;
●	S,G&A expenses as a percentage of net sales were 65.4% compared to 50.8%;
●	The operating loss was $5.5 million compared to operating income of $22.5 million;
●	Operating margin dropped to 11.2% compared to 13.5%;
●	There was an income tax benefit of $2.1 million, as compared to the prior year period, where the effective income tax rate was 29.5%; and,
●	Net loss attributable to Inter Parfums, Inc. was $3.1 million or $0.10 per diluted share compared to net income attributable to Inter Parfums of $12.3 million or $0.39 per diluted share.

Thus for the first half of 2020, net sales declined 43.6% to $194.3 million from $344.5 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, net sales declined 43.0%. Net income attributable to Inter Parfums, Inc. declined 77.8% to $6.9 million from $31.2 million, while net income attributable to Inter Parfums, Inc. per diluted share decreased 77.8% to $0.22 from $0.99. For the six months ended June 30, 2020 and 2019, the average U.S. dollar/euro exchange rate was 1.10 and 1.13, respectively.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “Business has picked up since the April lows, but not near normalized levels. In recent months, sales and new orders have been moving in a positive direction, especially from Europe and Asia. While we are hopeful that this will continue, we recognize that the road ahead will be uneven, with starts and stops along the way.”

He continued, “With regard to the first half of the year, our net sales in North America, Western Europe, Asia, Middle East and Eastern Europe were down 38.9%, 34.0%, 53.8%, 57.4% and 56.2%, respectively. Of note, travel retail accounted for much of the decline in the Asian markets. In the first half, our two largest brands, Montblanc and Jimmy Choo, experienced sales declines of 50.8% and 43.6%, respectively, with the COVID-19 impact amplified by the 2019 first half launches of major programs for both of these brands. Our next two largest brands, Coach and GUESS brands had more modest year-to-date sales declines of 21.3% and 21.0%, following 2020 first quarter sales gains of 35.9% and 28.9%, respectively.”

Inter Parfums, Inc. News Release	Page 2
August 10, 2020

Mr. Madar went on to say, “We have been moving forward on a number of new fronts, and in recent months we inked two agreements, our license with Moncler and our equity stake in origines-parfums.fr. Moncler is a global brand best known for luxurious outerwear, which merges fashion with high performance. It been implementing a selective brand extension strategy which currently includes eyewear, watches, sportswear and footwear, making this brand more widely known and accessible to a wider audience. Our plan is to launch our first collection under the Moncler name in the first quarter of 2022. Thanks to our recently acquired equity stake in origines-parfums.fr, we are learning and benefiting from a successful online beauty business, with their product lines covering skin care, hair care, make-up and fragrance serving a loyal clientele throughout Europe. This collaboration is expected to create an opportunity to introduce dedicated fragrance lines and products targeting specific consumer demand in this distribution channel and accelerating our digital presence.”

Mr. Madar concluded, “We are looking beyond the current health and economic crisis to rebuilding our business and sales with our legacy scents and our rich pipeline of new product introductions scheduled for 2021 and beyond. Our first ever fragrances for the MCM and Kate Spade New York brands, along with major programs for two of our largest brands, Jimmy Choo and GUESS, are among our 2021 launches now in the works.”

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc., stated, “For European operations, gross margin was 57% for current second quarter as compared to 68% for the corresponding period of the prior year. The decline in the current period primarily relates to product mix plus a charge of approximately $2.0 million relating to the assumption of a return liability for products sold by the former licensee of a brand licensed in 2019. For U.S. operations, gross margin was 43% for the current second quarter as compared to 52% for the same period of 2019. As a consequence of the 75.2% decline in net sales by U.S. operations, certain expenses such as depreciation of tools and molds together with the distribution of point of sale materials, amplified the gross margin decline.”

Mr. Greenberg continued, “By late winter we took decisive action to adjust S, G & A expenses for the drop in sales and in the current second quarter, we cut S, G & A expenses by 62% from the second quarter 2019. For European operations where comparable quarter sales decreased nearly 70%, S, G & A expenses decreased 66% and our European operations actually achieved a modest profit for the second quarter. For U.S. operations, S, G & A expenses decreased 44% on a 75% sales decline. Our U.S. operations are significantly smaller than those of our European operations and carry higher fixed costs that could not be leveraged as efficiently as those of our European operations. Promotion and advertising represented 12% of net sales for the current second quarter, as compared to 22% in the second quarter of 2019. Most of our licensors temporarily waived or reduced minimum royalty guarantees during the current health and economic crisis.”

Mr. Greenberg made some final points, “We closed the quarter with working capital of $386 million, including approximately $195 million in cash, cash equivalents and short-term investments, a working capital ratio of 4.8 to 1, untapped credit facilities of $48 million and only $18.9 million of long-term debt which includes borrowings made in connection with our equity stake in the parent company of origines-parfums.fr.”

Inter Parfums, Inc. News Release	Page 3
August 10, 2020

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Tuesday, August 11, 2020. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website.

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2019, the Quarterly Report on Form 10-Q filed for the second quarter of 2020 and the additional reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
August 10, 2020

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net sales	$49,506	$166,242	$194,330	$344,484

Cost of sales	22,662	59,268	78,444	127,669

Gross margin	26,844	106,974	115,886	216,815

Selling, general and administrative expenses	32,367	84,514	103,630	161,067

Income (loss) from operations	(5,523)	22,460	12,256	55,748

Other expenses (income):
Interest expense	361	203	1,362	830
(Gain) loss on foreign currency	(13)	546	(967)	697
Interest income	(754)	(419)	(1,761)	(2,325)

	(406)	330	(1,366)	(798)

Income (loss) before income taxes	(5,117)	22,130	13,622	56,546

Income taxes (benefit)	(2,134)	6,530	3,306	15,969

Net income (loss)	(2,983)	15,600	10,316	40,577

Less: Net income attributable to the noncontrolling interest	135	3,282	3,375	9,366

Net income (loss) attributable to Inter Parfums, Inc.	$(3,118)	$12,318	$6,941	$31,211

Earnings (loss) per share:

Net income (loss) attributable to Inter Parfums, Inc. common shareholders:
Basic	($0.10)	$0.39	$0.22	$0.99
Diluted	($0.10)	$0.39	$0.22	$0.99

Weighted average number of shares outstanding:
Basic	31,532	31,449	31,531	31,440
Diluted	31,532	31,687	31,667	31,683

Dividends declared per share	--	$0.28	$0.33	$0.55

Inter Parfums, Inc. News Release	Page 5
August 10, 2020

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$127,463	$192,417
Short-term investments	67,505	60,714
Accounts receivable, net	77,399	133,010
Inventories	194,831	167,809
Receivables, other	919	2,054
Other current assets	18,254	17,123
Income taxes receivable	1,231	169
Total current assets	487,602	573,296
Equipment and leasehold improvements, net	10,742	11,107
Right-of-use assets, net	26,284	28,359
Trademarks, licenses and other intangible assets, net	199,680	201,983
Deferred tax assets	8,672	8,004
Other assets	20,739	6,083
Total assets	$753,719	$828,832

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$5,551	$12,326
Current portion of lease liabilities	4,894	5,356
Accounts payable – trade	33,904	54,098
Accrued expenses	51,789	96,421
Income taxes payable	5,836	5,865
Dividends payable	--	10,399
Total current liabilities	101,974	184,465
Long–term debt, less current portion	18,858	10,734
Lease liabilities, less current portion	23,057	24,635

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	--	--
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,532,558 and 31,513,018 shares at June 30, 2020 and December 31, 2019, respectively	32	31
Additional paid-in capital	72,535	70,664
Retained earnings	471,462	474,637
Accumulated other comprehensive loss	(40,566)	(39,853)
Treasury stock, at cost, 9,864,805 shares at June 30, 2020 and December 31, 2019	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	465,988	468,004
Noncontrolling interest	143,842	140,994
Total equity	609,830	608,998
Total liabilities and equity	$753,719	$828,832